Exhibit 99.1

Sarbanes-Oxley Act of 2002 Required Notice Concerning Limitations on Your
Trading in Comerica Incorporated Securities

September 11, 2009

To:          Directors and Executive Officers of Comerica Incorporated (“Comerica”)

As you know, Comerica maintains the Comerica Incorporated Preferred Savings Plan, including its Defined Contribution Feature (collectively, the “401(k) Plan”), and one of the investments in the 401(k) Plan is common stock of Comerica, par value $5.00 per share (“Comerica Common Stock”), which is held through a Comerica Common Stock fund (the “Comerica Stock Fund”).  Under the 401(k) Plan, the Comerica Stock Fund has been generally frozen to new investments since September 16, 2008 (other than the continuing reinvestment of cash dividends on Comerica Stock Fund investments that existed prior to September 16, 2008).

This notice is to inform you that, in order to transition the administrative record-keeping of the 401(k) Plan from the current service provider to a new service provider, Great-West Retirement Services, a “blackout period” will be imposed on transactions involving the Comerica Stock Fund under the 401(k) Plan.  During the blackout period, described in more detail below, account files will be moved to the new service provider, processed and verified for accuracy.

Under the Sarbanes-Oxley law enacted in 2002, the directors and executive officers of Comerica will generally be prohibited from engaging in transactions involving Comerica equity securities (including, without limitation, stock options and other derivatives based on Comerica stock) during any time period that participants under the 401(k) Plan are unable to conduct transactions involving Comerica Common Stock in the 401(k) Plan (i.e., during the blackout period).  In addition, directors and executive officers of Comerica will generally be prohibited from engaging in transactions involving Comerica equity securities during any time period in which the directors and executive officers of Comerica are otherwise restricted from trading in Comerica equity securities under Comerica’s Insider Trading Policy.

1.                    The blackout period for the 401(k) Plan is expected to begin during the calendar week of October 11, 2009 and is expected to end during the calendar week of November 8, 2009.    During such weeks, you can obtain, without charge, information as to whether the blackout period has begun or ended by contacting Jon Bilstrom, Executive Vice President, Governance, Regulatory Relations and Legal Affairs, Comerica Incorporated, 1717 Main Street, MC 6404, Dallas, Texas, 75201, Telephone: (214) 462-4447 or Nicole Gersch, Senior Vice President and General Counsel, Corporate Finance and Securities, Comerica Incorporated, 1717 Main Street, MC 6506, Dallas, Texas, 75201, Telephone:  (214) 462-4302.  We will notify you if there is a subsequent change to the week during which the blackout period begins or ends.

2.                    As a result of the transition to a new record-keeper for the 401(k) Plan and in order to help implement an accurate transfer of files, during the blackout period, participants in the 401(k) Plan will be temporarily unable to (1) change investment elections and fund allocations in the 401(k) Plan with respect to the Comerica Stock Fund, (2) take distributions (including final distributions) of amounts invested in the Comerica Stock Fund under the 401(k) Plan, and (3) take loans of money invested in the Comerica Stock Fund under the 401(k) Plan.

3.                    Because you are a director and/or executive officer of Comerica, during the blackout period, you are generally prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring any equity security of Comerica that you acquired in connection with your service as a director or an executive officer.  This is true regardless of whether you participate in the 401(k) Plan and regardless of how such equity securities are held (i.e., in the 401(k) Plan or otherwise).  “Equity securities” are defined broadly to include stock options and other derivatives.  Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a direct or indirect pecuniary interest. You may be deemed to have an interest in transactions in equity securities of Comerica by your family members, if such securities were originally acquired in connection with your service or employment as a Comerica executive officer or director.

4.                    The prohibition covers securities acquired “in connection with service as a director or employment as an executive officer.”  This includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock option, restricted stock or restricted stock unit grant), as a direct or indirect inducement to employment or joining the Board of Directors, in transactions between you and Comerica, and as shares necessary to qualify as a director or to satisfy minimum ownership requirements or guidelines.  Securities acquired outside of your service as a director or executive officer (such as shares acquired when you were an employee but not yet an executive officer) are not covered.  However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares, unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

5.                    The following are examples of transactions that you may not engage in during the blackout period:

•                  Exercising stock options granted to you in connection with your service as a director or executive officer

•                  Selling Comerica stock that you acquired by exercising options

•                  Selling Comerica stock that you originally received as a restricted stock or restricted stock unit grant

6.                    There are certain exemptions, including:

•                  Purchases or sales pursuant to a contract, instruction or written plan entered into by the director or executive officer that satisfies the affirmative defense conditions of Rule 10b5-1(c), so long as you do not make or modify your election during the blackout period or at a time when you are aware of the actual or approximate dates of the blackout

•                  Acquisitions and dispositions of equity securities involving a bona fide gift or bequest and transfers pursuant to domestic relations orders

7.                    If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

The rules summarized above are complex, and the criminal and civil penalties that could be imposed upon directors and executive officers who violate them could be severe.  We therefore request that you contact Jon Bilstrom, Executive Vice President, Governance, Regulatory Relations and Legal Affairs, Comerica Incorporated, 1717 Main Street, MC 6404, Dallas, Texas, 75201, Telephone: (214) 462-4447 or Nicole Gersch, Senior Vice President and General Counsel, Corporate Finance and Securities, Comerica Incorporated, 1717 Main Street, MC 6506, Dallas, Texas, 75201, Telephone:  (214) 462-4302 with inquiries regarding the blackout period and before engaging in any transaction involving Comerica stock or derivatives based on Comerica stock during the blackout period, or if you believe that any such transaction in which you have a pecuniary interest may occur during the blackout period.  During the blackout period and for a period of two years after the ending date of the blackout period, a security holder or other interested person may obtain, without charge, the actual beginning and ending dates of the blackout period by contacting either of the above individuals.